Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Agreement to Settle Litigation with

American Realty Capital Properties in Connection with Acquisition of Cole Capital

NEW YORK, NEW YORK, December 4, 2014 - RCS Capital Corporation (“RCS Capital”) (NYSE: RCAP) announced today that it has agreed with American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) to settle litigation commenced in the Delaware Court of Chancery by ARCP in connection with RCS Capital’s previously announced termination of the definitive agreement to acquire Cole Capital Partners LLC (“Cole Capital Partners”) and Cole Capital Advisors, Inc. (“Cole Capital Advisors” and, together with Cole Capital Partners, “Cole Capital”) from a subsidiary of ARCP.

Pursuant to the terms of the settlement, RCS Capital has agreed to pay ARCP a negotiated break-up fee consisting of a cash payment of $32.7 million and a $15.3 million, two-year promissory note. ARCP has agreed that, upon receipt of the cash payment and promissory note, ARCP will dismiss with prejudice its lawsuit against RCS Capital and the acquisition of Cole Capital will not proceed. RCS Capital and ARCP have also agreed, among other things, that ARCP will keep the $10 million payment delivered by RCS Capital in connection with the first closing and RCS Capital will release ARCP from its obligation to pay $2 million to RCS Capital in respect of structuring services provided by Realty Capital Securities, LLC, a subsidiary of RCS Capital, in connection with ARCP’s May 2014 equity offering.

Michael Weil, Chief Executive Officer of RCS Capital, commented, “We are confident that this settlement is in the best interests of RCS Capital stakeholders. We believe the negotiation of a fixed-cost settlement clearly outweighs the potential expense and distraction of a drawn-out litigation process, enabling us to focus on the execution of our proven business strategy. We continue to see progress across our entire industry-leading platform, including the reinstatement of a number of selling agreements within our wholesale business. We look forward to continuing to expand our high-quality, diverse suite of investment solutions designed to address the needs of our advisors and the demands of their clients.”

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, wholesale distribution, investment banking, capital markets, investment research, investment management and crowdfunding, RCS Capital's business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release, as well as statements made during the moderated discussion noted above, include statements regarding the intent, belief or current expectations of RCS Capital and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including our ability to consummate our pending acquisitions of additional businesses. Additional factors that may affect future results are contained in RCS Capital's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:

Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jKeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903